Exhibit 99.1

                    SECOND NATIONAL FINANCIAL CORPORATION


        Shareholders of Second National Financial Corporation Approve
                 Affiliation with Virginia Heartland Bank and
                        Corporation Adopts Rights Plan




CULPEPER, VA., September 14, 1998 (NASDAQ NMS: SEFC) Second National Financial Corporation announced that, at a special meeting of shareholders held on September 10, 1998, its shareholders approved the April 18, 1998 Agreement and Plan of Reorganization providing for the affiliation of the Corporation with Virginia Heartland Bank. Shareholders of Virginia Heartland Bank approved the transaction September 9, 1998. Subject to regulatory approval, it is anticipated that the transaction will be consummated in early October. Upon consummation, each share of Virginia Heartland Bank will be exchanged for 1.15 shares of the Corporation's common stock and the Corporation will change its name to Virginia Commonwealth Financial Corporation.

      In a separate action, also on September 10, 1998, the Board of Directors of the Corporation adopted a shareholder rights plan designed to protect its shareholders from attempts to acquire control of the Corporation at an inadequate price and from other coercive takeover tactics.

      The plan provides for the distribution of a dividend of one right to purchase preferred stock for each outstanding share of the Corporation's common stock. The dividend will be distributed on September 28, 1998 to shareholders of record as of the close of business on such date. The rights will expire on September 9, 2008, unless earlier redeemed or exchanged by the Company.

      Executive management at both Second Bank & Trust and Virginia Heartland Bank stated: "The plan is being adopted after careful deliberation to promote the Board's ability to protect the interests of the Corporation's shareholders, and not in response to any specific attempt to acquire control of the Corporation. The Corporation is not aware of any such attempt. More than 1000 companies have adopted similar rights plans. The Plan will not prevent the Board from receiving and considering an offer to acquire the Corporation if the Board concludes that the offer is in the best interest of the shareholders."

      Shareholders of the Corporation will receive a letter summarizing the details of the plan. Each right will entitle a shareholder to buy one unit of a newly authorized series of preferred stock at an exercise price of $120.00. Each unit is structured to be the economic equivalent of one share of common stock. The rights will be exercisable only if a person or group acquires, or announces a tender offer for 15% or more of the Corporation's common stock.

      In the event any person becomes an "acquiring person" through acquisition of 15% or more of the Corporation's common stock, each right will entitle the holder (other than the acquiring person) to purchase at the exercise price preferred stock, or, at the option of the Corporation common stock, having a market value equal to twice the exercise price of the rights.

      In the event the Company is acquired in a transaction in which the Corporation is not the surviving corporation or 50% or more of the Corporation's assets or earning power is sold or transferred, each right will entitle the holder (other than the acquiring person) to purchase at the exercise price common stock of the acquiring company having a market value equal to twice the exercise price of the rights.

      At any time (including a time after an person becomes an acquiring person), the Corporation may exchange all or a part of the rights for shares of common stock at an exchange ratio of one share per right, subject to appropriate adjustment to reflect any stock split or similar transaction.

      At any time until ten days after a person has become an acquiring person, the Corporation may redeem the rights in whole, but not in part, at the redemption price of $.01 per right. After that time, the Corporation may also redeem the rights in whole, but not in part, at the redemption price in connection with a Board-approved merger or other business combination transaction involving the Corporation which does not involve an acquiring person and in which all shareholders are treated alike.